UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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SCHEDULE 14A INFORMATION
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NEWTEK BUSINESS SERVICES CORP.
(Exact Name of Company as Specified in its Charter)

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4800 T-Rex Avenue
Suite 120
Boca Raton, FL 33431
(855) 284-3722 | www.newtekone.com
May 2, 2022

To My Fellow Shareholders of Newtek Business Services Corp:

This is my most exciting letter yet!

Why, do you ask?

Read on, and I am sure you will share my level of excitement for Newtek’s 2021 accomplishments and future!

Our management team has always taken a bold and innovative approach to our business, and has always been able to keenly recognize and adapt to a changing market environment. We most recently proved this during the unprecedented Covid-19 pandemic, where we were able to adapt to a completely different lending environment quickly and successfully. As we move through 2022, we plan to reposition Newtek once again and capitalize on the business and assets we have cultivated throughout our 21-year operating history, positioning ourselves as a disrupter in the technology-enabled banking and financial services sector. As such, on August 2, 2021, we announced that we signed an agreement to acquire National Bank of New York City (“NBNYC”) and we are seeking your approval to discontinue Newtek’s election to be regulated as a business development company (“BDC”). Discontinuing the Company’s election to be regulated as a BDC will allow the Company to convert from a BDC to a bank holding company with designated financial holding company status, subject to certain regulatory approvals, including approvals by each of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of Currency and the Small Business Administration. Management believes that there has never been a better time for Newtek to reposition itself in this manner, and we believe that converting Newtek and all of its assets, operations and technological innovations into a new business structure can unlock even greater shareholder value than we have established in our recent history. We believe that this decision is in the Company’s and shareholders’ best interests, and shareholders’ returns are at the forefront of our actions. With Newtek’s management and Board collectively owning in excess of 5% of Newtek’s total outstanding common shares, we believe that management’s interests are aligned with shareholders in seeking the best course for the Company. We believe that we have consistently demonstrated our focus on shareholder value by our above-average total 10-year return at March 31, 2022, which we believe has significantly outpaced major financial indices during the same time period.

We have always been driven by the belief that, in a rapidly changing environment, if the Company does not continue to innovate and prepare for the future, the success the Company has had in the past can be easily forgotten. We believe the conversion to a bank holding company will enable us to do just that – remain an innovative leader, and capitalize on the potential benefits to the Company the conversion can generate. We believe the bank holding company structure can provide us with several important attributes that can enable us to further build our business and serve our clients in a manner that is more effective than ever before. As a bank holding company, we believe we will be able to finance our growth at a lower cost with retail deposits and additional financial leverage that will be beyond the BDC leverage constraint of 2:1. Additionally, we believe the assets we have built are suited to generate returns, improve client experience, and create shareholder value through Newtek owning a bank and converting to a bank holding company. In particular, we believe the innovative technology we have created over our almost two decades of operating history can be more readily valued, recognized, and unlocked in a banking structure than in our present BDC structure. Specifically, subject to regulatory approvals, we believe we can further capitalize on our existing patented web-based technology, NewTracker®, that enables us to remotely acquire customers through strategic alliance partnerships without the traditional use of branches, brokers, business development officers, and frequent salesforce contact. Furthermore, should our acquisition of NBNYC come to fruition, we believe that we will be able, subject to regulatory approval, to provide prospective banking and nonbanking clients access to the NewtekOne Dashboard™, a proprietary (patent pending) innovative tool that we are planning to launch, which we expect to be integral to the Company’s business, and which we believe will set us apart from our peers. Since Newtek’s business model has always been driven by the goal to provide the best business and financial solutions and state-of-the-art technology to help our clients realize success in their business endeavors, we expect we will be able to give our business clients a tool that will enhance their businesses, particularly through the NewtekOne Dashboard.

4800 T-Rex Avenue
Suite 120
Boca Raton, FL 33431
(855) 284-3722 | www.newtekone.com
We have seen in the market that innovative and cutting-edge technology enables organizations to create joint ventures with other companies or spin out technologies and achieve fintech-type valuations and recognition. In anticipation of converting to a bank holding company, we believe that the tools we developed that enabled us to excel in the SBA Paycheck Protection Program (“PPP”), and deliver record results for our lending platform, are the same tools that can be capitalized upon by sharing, licensing and/or selling to financial institutions and bank platform providers, which we expect will further unlock shareholder value. We believe the referral volume and customer and channel partner satisfaction that we have by utilizing the patented NewTracker® system, as well as our lending, payment processing, payroll, and insurance agency tools for client satisfaction and on boarding, can be more readily transparent through a banking lens as we drive existing and new clients to the NewtekOne Dashboard. As we have engaged in discussions with providers of financial technology, we have become even more confident in the ability of our technological innovations and solutions to unlock value and satisfy our independent business owner clientele across all 50 states in the U.S.

Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares.

The Company’s Board of Directors, including the Independent Directors, recommends that you vote your shares in favor of each of the Proposals described in the Special Meeting Proxy Statement and set forth on the proxy card. Voting promptly may help reduce solicitation costs and will eliminate your receiving follow-up phone calls or mailings.

Sincerely,

/s

Barry Sloane
President, Chairman, Founder and CEO of Newtek Business Services Corp.

This information is being provided to certain stockholders as a supplement to our Proxy Statement dated May 2, 2022, which we have provided herewith. Please review the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the Special Meeting by giving new voting instructions as described in more detail in our Proxy Statement.